Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES COMPLETED HOTEL DISPOSITION FOR $65 MILLION

CHARLOTTE, N.C. – November 23, 2020 (GlobeNewswire) — Extended Stay America, Inc. and ESH Hospitality, Inc. (NASDAQ:STAY) (together, the “Company”) today announced the completed disposition of one hotel in California for gross proceeds of $65.0 million. The hotel is now closed and the buyer expects to convert the hotel to an alternative use in the coming months.

The gross proceeds represent:

•	$445,200 per key valuation

•	20.2 times 2019 Property Adjusted EBITDA and 38.1 times trailing twelve month (“TTM”) Property Adjusted EBITDA as of September 30, 2020

•	Cap rate of 3.8% on 2019 Property Adjusted EBITDA and cap rate of 1.8% on TTM Adjusted EBITDA as of September 30, 2020

Extended Stay America’s President and Chief Executive Officer Bruce Haase, commented, “This sale highlights the strong intrinsic value of our large, geographically diverse real estate portfolio. With the pace of development since the Company’s founding, it is impossible to replicate our real estate portfolio today. We believe that our strategy to strategically curate our REIT assets at significantly accretive multiples, as evidenced by this transaction, will create significant shareholder value in the coming years.”

Distribution Update

The Company expects to generate taxable income on this asset sale of approximately $0.11 to $0.12 per ESH Hospitality, Inc. common share outstanding. The Company expects to distribute most or all the taxable income from the disposition to shareholders at the same time as its 2020 catch-up dividend in the first quarter of 2021, subject to Board approval.

Non-GAAP Reconciliation of Property Net Income to Property Adjusted EBITDA

	(Unaudited) (In Thousands)
	Trailing Twelve Months Ended September 30, 2020	Year Ended December 31, 2019
Property Net Income	$1,277	$2,782
Depreciation and amortization	385	382
Loss on disposal of assets	45	47

Property Adjusted EBITDA	$1,707	$3,211

Disclosure Regarding Non-GAAP Financial Measures

Property Adjusted EBITDA is used by the Company as a supplemental performance measure. The Company believes this measure provides useful information to investors regarding our results of operations and allow investors to evaluate the ongoing operating performance of our hotels and facilitate comparisons between the Company and other lodging companies, hotel owners and capital-intensive companies, including those which include a REIT as part of their legal entity structure. Property Adjusted EBITDA is not a recognized term under U.S. GAAP and it may not be comparable to similarly titled measures calculated by other companies. This measure should not be considered as alternative measure of, or superior to, operating profit, net income, net income per share or any other measure of the Company, Extended Stay America, Inc. or ESH Hospitality, Inc. calculated in accordance with U.S. GAAP. The Company’s presentation of Property Adjusted EBITDA does not replace the presentation of the Company’s consolidated financial statements and other disclosures prepared in accordance with U.S. GAAP.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements related to our expectations regarding our business performance, financial results, liquidity and capital resources, distribution policy, plans, goals, beliefs, business trends and future events, as well as the impact of the COVID-19 pandemic, its effects on the foregoing, government actions taken in response to the pandemic and actions that we have or plan to take in response to the pandemic and other non-historical statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from projected results or performance implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2020 and other documents of the Company on file with or furnished to the SEC, including the Company’s combined quarterly report on Form 10-Q filed on November 9, 2020. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company, its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America® is the leading brand in the mid-priced extended stay segment in the U.S. with 646 hotels. ESH Hospitality, Inc. (“ESH”), a subsidiary of Extended Stay America, Inc. (“ESA”), is the largest lodging REIT in North America by unit and room count, with 563 hotels and over 63,000 rooms in the U.S. ESA also manages or franchises an additional 83 Extended Stay America® hotels. Visit www.esa.com for more information.

Contacts

Investors or Media:

Rob Ballew

(980) 345-1546

IR@esa.com

3